Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Anixter International Inc. and Anixter Inc. for the registration of debt securities of Anixter Inc. and to the incorporation by reference therein of our reports dated February 27, 2012, with respect to the consolidated financial statements and schedules of Anixter International Inc. and the effectiveness of internal control over financial reporting of Anixter International Inc., included in its Annual Report on Form 10-K for the year ended December 30, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL

April 24, 2012